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                                                                    Exhibit 99.1


                      LUCILLE FARMS, INC. ANNOUNCES RESULTS
                    FOR THE QUARTER ENDED SEPTEMBER 30, 2004

MONTVILLE, NJ--NOVEMBER 15, 2004 -- LUCILLE FARMS, INC. (NASDAQ-LUCY) a manufacturer and marketer of low moisture mozzarella cheese, reduced fat and non-fat low moisture mozzarella cheese and pizza cheese today announced its results for the second quarter of fiscal 2005.

                                              Three Months Ended                    Six Months Ended
                                              September 30, 2004                   September 30, 2004
                                                  (UNAUDITED)                         (UNAUDITED)
                                           ------------------------               ---------------------

                                           2004                2003               2004             2003
                                           ----                ----               ----             ----

Net Sales                             $11,752,000        $10,839,000        $24,716,000      $19,349,000
Net (loss) Income                       ($300,000)          $319,000           $175,000         $341,000
    Basic:                                 ($0.09)             $0.10               $.05             $.11
    Diluted:                               ($0.09)             $0.10               $.05             $.11
Weighted Average Shares
   Basic:                               3,338,817          3,137,937          3,239,457        3,186,394
   Diluted:                             3,338,817          3,137,937          3,245,143        3,186,394


Net loss for the quarter ended September 30, 2004 was $300,000 compared to net income of $319,000 for the comparable quarter last year. The net loss for the quarter was attributable to a loss of $382,000 for the month of July, during which month the price of cheese tumbled to an average of $1.45 per pound (a low of $1.36 per pound) from an average price in June of $1.76 per pound, and there was a lag of the downward adjustment in the cost of milk.

Generally, the price of milk (which is determined at the end of any particular month), is computed by reference to the price of milk components (butter, block cheddar cheese, barrel cheddar cheese, non-fat dry milk and whey) on the applicable commodity market. Thus, everything else being equal (which is not always the case) the price of milk will follow the price of cheese (which is an integral part of the pricing formula for milk). When this happens there is stability in the Company's gross profit margin. When an imbalance occurs and the price of milk does not increase or decrease as fast as the price of cheese, the Company's gross profit margin is affected accordingly.

During August and September, the CME Block Cheddar Cheese price adjusted to the mid $1.50s and the cost of milk stabilized so there was a more normal spread in the margins between cheese prices and milk prices, and the Company earned money in such months despite substantially increased energy and trucking costs, attributable to record high oil and gas prices, and banking costs. These normalized margins have continued through October and into November.


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Comparing the current quarter to the same quarter last year, the opposite effect took place. During July of 2003, the CME Block Cheddar Cheese price rose from a low of $1.14 per pound in June 2003 to $1.50 per pound in July 2003, and there was a lag in the upward adjustment in the cost of milk. This resulted in a profit of $163,000 for the month of July, and, after the price of milk stabilized, a profit of $319,000 for the quarter.

Management is unable to predict with any certainty future increases or decreases in the CME Block Cheddar Market price or the price for milk, as such prices are subject to fluctuations based on factors outside of its control. Management is aware that an imbalance between the price of cheese and the price of milk will occur from time to time, and is addressing this situation by continuing to work to improve productivity and change the mix of products it sells to include higher margin items. In this respect, two new products the Company recently introduced, "Lucille Select" a real pizza cheese designed for the value conscious buyer continues to get a good customer response, and "Lucille Premium Reduced Fat Mozzarella Cheese" continues to get a good acceptance from school purchasing agents as they seek food products to combat the problem of obesity. Both of these products have greater gross profit margins than the Company's commodity mozzarella cheese.

To further counteract the unpredictability of prices in the cheese and milk markets and ensure profitability, the Company has undertaken a program to sell cheese under long-term contracts on a fixed price basis and to hedge the transaction by buying milk futures. This has the effect of locking in a fixed profit to the Company, since any increase in the price the Company actually pays for milk (which would decrease its gross profit margin) will be offset by the profit it will earn on the futures contract by virtue of the increase in the price of the milk and any loss the Company incurs on the futures contract by virtue of a decrease in the price of milk would be offset by the increased gross profit margin the Company would realize through the lower price it actually pays for milk. The Company has entered into one such arrangement to sell a substantial amount of its "Lucille Select" pizza cheese at a fixed price for an eight month period, and has bought futures to lock in a profit on such transaction.

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to improving trends, market acceptance of new products and future profitability. Such forward-looking statements involve risks and uncertainties that may cause the actual results or objectives to be materially different from those expressed or implied by such forward-looking statements.
Contact: Jay Rosengarten, CEO, (973) 334-6030